Exhibit 10.2

Thomas E. Skains Lead Independent Director Truist Center 214 North Tryon Street Charlotte, North Carolina 28202

June 12, 2026

Michael P. Lyons

Dear Mike:

We are pleased to confirm the terms of your joining Truist Financial Corporation (“TFC” and, together with its affiliates and subsidiaries, “Truist”) and look forward to your leadership.

•	Start Date. Your start date will be September 1, 2026, or another date that we mutually agree (your “Start Date”).

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Position. On your Start Date, you will be appointed as Chief Executive Officer of TFC and Truist Bank (collectively, the “CEO”) and as a member of the Boards of Directors of TFC and Truist Bank (collectively, the “Board”). As CEO, you will report directly to the Board and have all of the customary powers, authorities, duties, and responsibilities incident to the office of CEO. Also on your Start Date, Bill Rogers will be appointed as Executive Chair of TFC and Truist Bank with a planned retirement date coinciding with the 2027 annual meeting of shareholders of TFC.

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Location. You will be based in Charlotte, North Carolina, and will relocate to Charlotte within one year of your Start Date (with benefits under our relocation policy on the same terms that apply to other members of senior executive leadership). Until your relocation, you will be based in New York, New York.

•	Initial Base Salary. Your initial annual base salary will be $1,300,000 and paid according to TFC’s general policies.

•	Initial Target Incentive Compensation. Your initial target incentive compensation will be as follows.

o	Annual Incentive Performance Program. Beginning with the 2026 performance year (“PY”), you will be eligible for an annual incentive performance (“AIP”) award. Your target

AIP award will be no less than 325% of your annual base salary (prorated for PY2026 based on your Start Date and a 365-day calendar year). Any award payment can range from 0% to 200% of target and is subject to individual performance, corporate performance, risk outcomes, approval by the Board, and the other terms and conditions of the Truist Financial Corporation 2022 Incentive Plan (the “Incentive Plan”) and the AIP program. Your AIP award will be payable when AIP awards are regularly paid to senior executive leadership, which is generally in the first quarter of the following year.

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Long-Term Incentive Program. As soon as practicable after your Start Date, you will be granted a long-term incentive (“LTI”) award with a target grant-date value of $12,000,000. This award will have the same form and terms as the LTI awards previously granted to other members of senior executive leadership for 2026, which is 40% Performance Stock Units (“PSUs”), 35% Restricted Stock Units (“RSUs”), and 25% Cash Long-Term Incentive Plan (“LTIP”) awards. Your LTI awards will be subject to the terms and conditions of the Incentive Plan and the respective award agreements. Additionally, you will be granted an LTI award with a target grant-date value of no less than $12,000,000 in Q1 2027 at the same time and subject to the same form and terms as LTI awards granted to other members of senior executive leadership for 2027.

•	Replacement Awards. The following is in consideration of compensation foregone from your current employer.

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Cash Awards. You will receive cash awards of (1) $1,000,000 to be paid as soon as practicable after your Start Date and (2) $1,700,000 to be paid in 2027 when AIP awards are regularly paid to senior executive leadership, which is generally in the first quarter of the year, subject to your continued employment through that date.

o	LTI Awards. As soon as practicable after your Start Date, you will be granted LTI awards as follows:

(1)

an RSU award with a grant-date value of $13,200,000, which will vest ratably over three years beginning on the first anniversary of the grant date and which will otherwise have the same form and terms as the RSU awards previously granted to other members of senior executive leadership for 2026;

(2)

PSU awards with an aggregate target grant-date value of $15,000,000, which will be distributed evenly across the 2024–2026, 2025–2027, and 2026–2028 performance periods and which will otherwise have the same form and terms as the PSU awards previously granted to other members of senior executive leadership for those performance periods; and

(3)

Cash LTIP awards with an aggregate target grant-date value of $9,300,000, which will be distributed evenly across the 2024–2026, 2025–2027, and 2026–2028 performance periods and which will otherwise have the same form and terms as the Cash LTIP awards previously granted to other members of senior executive leadership for those performance periods.

These LTI awards will be subject to the terms and conditions of the Incentive Plan and the respective award agreements.

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Benefits and Perquisites. We make it a priority to create a supportive environment for our teammates by providing programs and resources that care for their health, wellness, family, and finances. Upon joining Truist, your benefits will include the following.

o	Participation in the unlimited-vacation program.

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Participation in our flexible benefits plan, including medical, dental, vision, life, disability, flexible spending, dependent-care reimbursement, and other benefits to care for your health, in each case, on terms and conditions that are no less favorable than those provided to other members of senior executive leadership generally. You will be eligible for these benefits on the first day of the month after your Start Date.

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Participation in a robust 401(k) retirement savings plan and non-qualified defined contribution plan, in each case, on terms and conditions that are no less favorable than those provided to other members of senior executive leadership generally. You will be eligible for matching contributions under these plans after one year of service. Truist is also among a small number of employers that still offer and fund a pension plan—a truly competitive offering to show our teammates how much we value their work.

Additionally, in accordance with applicable policies in effect from time to time and to facilitate the performance of your responsibilities as CEO, you will be provided with Truist-provided security personnel, residential security services, and personal use of Truist-provided aircraft and ground transportation (with a requirement to use Truist-provided aircraft for all business and personal travel). You also will be eligible for executive physical-wellness examinations.

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Executive Severance Plan; Restrictive Covenants. You will participate in TFC’s Executive Severance Plan (the “Executive Severance Plan”). A copy of the Executive Severance Plan has been provided to you, and you are required to execute a participation agreement for the Executive Severance Plan effective as of your Start Date. Your participation agreement will vary from the existing standard form in two ways in the event of your Involuntary Termination during a CIC Period—specifically, Section 4.1(a) will be amended to replace the phrase “two (2)” in clause (i)(A) of that provision with “three (3),” and the definition of “COBRA Multiplier” will be amended to replace the phrase “twenty-four (24)” with “thirty-six (36)” (with all of these terms defined in the Executive Severance Plan). Notwithstanding anything to the contrary in the Executive Severance Plan, your benefits under the Executive Severance Plan, as modified by this offer letter, may not be adversely amended or terminated without your prior written consent, other than as set forth in Section 12.1 of the Executive Severance Plan.

You understand that, as a condition to participation, the Executive Severance Plan contains certain restrictive covenants, and you understand that those restrictive covenants are a material condition of your employment with Truist. Notwithstanding the foregoing, you will be permitted to (1) serve on the board of directors of one other for-profit company and (2) serve on the board of directors of not-for-profit companies, in each case, subject to Board approval and compliance with the Truist Corporate Governance Guidelines.

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Clawback Policies. Any bonus, equity, or equity-based award or other incentive compensation granted to you (including any AIP and LTI awards) will be subject to Truist’s Executive Compensation Recoupment Policy, Incentive Compensation Policy, and other clawback policies in effect from time to time.

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Indemnification and Cooperation. During and after your employment, TFC and Truist Bank will indemnify you in your capacity as a director, officer, employee, or agent to the fullest extent permitted by applicable law and the articles of incorporation and bylaws of TFC and Truist Bank, respectively, and will provide coverage for you under a director-and-officer-liability insurance policy during your employment on the same basis as other members of senior executive leadership.

You agree, during and after your employment, to reasonably cooperate with Truist in connection with any regulatory, other governmental, or private litigation, dispute, or investigation, in each case, pertaining to Truist and with respect to which you may have relevant knowledge; provided that, in connection with your cooperation, Truist will reimburse your reasonable and documented expenses according to TFC’s general policies. Truist acknowledges that you may be required to cooperate with Fiserv, Inc. in connection with similar matters, including ongoing litigation in which you are a named defendant, and subject to your abiding by your fiduciary duties to Truist and Truist’s Code of Ethics, agrees that your cooperation in such matters will not be deemed a breach of this offer letter or any other agreement between you and Truist.

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Tax Matters. Taxes will be withheld by Truist as appropriate under applicable tax requirements for any payments or deliveries under this offer letter. This offer letter is intended to comply with, or be exempt from, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (including the applicable regulations thereunder) (“Section 409A” of the “Code”). To the extent that any provision in this offer letter is ambiguous as to its compliance with Section 409A or to the extent any provision in this offer letter must be modified to comply with Section 409A (including Treasury Regulation 1.409A-3(c)), such provision will be read, or will be modified (with the mutual consent of the parties, which consent will not be unreasonably withheld), as the case may be, in such a manner so that all payments due under this offer letter will comply with Section 409A. To the extent any taxable expense reimbursement or in-kind benefits under this offer letter is subject to Section 409A, the amount thereof eligible in one taxable year will not affect the amount eligible for any other taxable year, in no event will any expenses be reimbursed after the last day of the taxable year following the taxable year in which you incurred such expenses and in no event will any right to reimbursement or receipt of in-kind benefits be subject to liquidation or exchange for another benefit. Each payment under this offer letter will be treated as a separate payment for purposes of Section 409A. To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, amounts and benefits that would otherwise be provided pursuant to this offer letter or any other arrangement between you and Truist during the six-month period immediately after your Separation from Service (as defined in Treasury Regulation 1.409A-l) will instead be paid on the first business day after the six month anniversary of Separation from Service (or, if earlier, your date of death).

In the event that any payments or benefits otherwise payable to you (1) constitute “parachute payments” within the meaning of Section 280G of the Code, and (2) but for this paragraph would be subject to the excise tax imposed by Section 4999 of the Code, then such payments and benefits will be either (x) delivered in full, or (y) delivered as to such lesser extent that would result in no portion of such payments and benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income and employment taxes and the excise tax imposed by Section 4999 of the Code (and any equivalent state or local excise taxes), results in the receipt by you on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such payments and benefits may be taxable under Section 4999 of the Code. Any reduction in payments and/or benefits required by this provision will occur in the following order: (1) reduction of cash payments; (2) reduction of vesting acceleration of equity awards; and (3) reduction of other benefits paid or provided to you. In the event that acceleration of vesting of equity awards is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant for equity awards.

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At-Will Employment; No Guarantee of Employment, Target Direct Compensation, Benefits, or Perquisites. If you accept this offer, please be aware that it is with the understanding and your agreement that you will be employed at will, which means that you may terminate your employment at any time and that Truist may terminate your employment at any time for any reason not prohibited by applicable law. This offer letter is not a guarantee of employment, target direct compensation, benefits, or perquisites for a fixed term.

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Entire Agreement. This offer letter constitutes Truist’s and your only agreement relating to its offer of employment to you and supersedes any previous communications or representations, oral or written, from or on behalf of Truist.

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Reimbursement. Truist will reimburse you for reasonable and documented legal fees and expenses incurred by you in connection with the negotiation and preparation of this offer letter, in an amount not to exceed $50,000, as soon as practicable after your Start Date and receipt of the documentation.

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Miscellaneous Representations. You acknowledge and agree that Truist has not asked you to breach any term or condition of any confidentiality, non-solicitation, or non-compete agreement by which you are bound. It is the intent of you and Truist that Truist will not benefit, even unwittingly, from any breach of your obligations under any such agreement. Further, you represent and warrant to Truist that you have fully disclosed to Truist the terms and conditions of all such agreements by which you are bound. You further acknowledge and agree that you understand and accept all of the terms and conditions of this offer and that the affiliates and subsidiaries of TFC are intended third-party beneficiaries of this offer letter.

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Fiduciary Duties and Code of Ethics. Abiding by your fiduciary duties and Truist’s Code of Ethics (the “Code of Ethics”) is a condition of your employment. A copy of the Code of Ethics is available on Truist’s website and, after your Start Date, may also be accessed through Truist’s systems.

•	Governing Law. The laws of the state of North Carolina govern the terms and conditions of this offer letter.

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Background Investigation. This offer of employment is contingent upon our receipt of satisfactory responses to our standard background checks, which consist of fingerprinting and a criminal records search, and any other required verifications or credit checks. You will also be required to provide Truist with evidence you are eligible to work in the United States.

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Amendment; Counterparts. No provision of this offer letter may be amended or modified by a party unless the amendment or modification is agreed to in writing and signed by both parties. This offer letter may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

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Once more, we are excited for you to join us in continuing to further Truist’s purpose, mission, and values and advance the success and prosperity of our clients, communities, teammates, and shareholders.

Sincerely,

TRUIST FINANCIAL CORPORATION

/s/ Thomas E. Skains

Thomas E. Skains

Lead Independent Director

I agree with and accept the foregoing terms.

/s/ Michael P. Lyons	06/12/2026
Michael P. Lyons	Date